Exhibit 4.5

ASSIGNMENT AGREEMENT

This Assignment Agreement (the “Agreement”) is made by and between Platinum Point Capital LLC, a Nevada limited liability company (the “Assignee”) and BHP Capital NY Inc., a New York corporation (the “Assignor”), effective January 20th, 2020 (the Assignor and the Assignee are sometimes referred to in this Agreement singly as a “Party” or collectively as the “Parties”).

WHEREAS, the Assignor is the holder of that certain Promissory Note, issued by Digerati Technologies, Inc., a Nevada corporation (the “Company”) issued July 11, 2019, in the principal amount of US$146,625.00 (substantially in the form attached hereto as Exhibit A, the “Promissory Note”);

WHEREAS, the Assignor wishes to assign and sell to the Assignee indebtedness owed under the Promissory Note;

WHEREAS, on the date hereof the Assignee desires to purchase the Assignor’s rights in the indebtedness owing under Promissory Note equal to US$146,625.00 plus accrued and unpaid interest of $2,199.37 and including certain penalty amounts owing thereunder (the “Assigned Amount”), in exchange for a single payment from the Assignee to the Assignor in the amount of US$180,000.00 (the “Payment Amount”) (such purchase, the “Note Sale”) which such amount takes into account certain owed penalties which would otherwise be payable to the Assignor;

WHEREAS, in connection with the Note Sale, the Company hereby agrees to issue an Amended and Restated Replacement Convertible Promissory Note to represent the portion of the Promissory Note being assigned hereto and the difference between the Assigned Amount and the Payment Amount (substantially in the form attached hereto as Exhibit B, the “Replacement Note”) whereby, among other provisions, the Assigned Amount shall be convertible into shares of common stock of the Company in accordance with the terms therein; and

WHEREAS, the above Recitals are incorporated into and made part of this Agreement and Parties intend to be bound by the terms of this Agreement; and

NOW, THEREFORE, in consideration of the premises, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.	Assignment of Assigned Amount Owned by the Assignor and Issuance of Replacement Note. Upon payment of the Payment Amount the Assignor agrees that it shall assign the Assignment Amount (the “Assignment”), and the Assignee agrees that it shall accept such Assignment, subject to the terms and conditions of this Agreement.

1.1	In connection with the Assignment, the Company shall issue a Replacement Note to the Assignee and the Assignee will pay to the Assignor the Payment Amount.

1.2	The payments shall be made by bank transfer pursuant to the written instructions of the Assignor to the Assignee, a copy of which is attached hereto as Exhibit B. The Assignor shall provide to the Assignee written or electronic proof of each such payment in a form reasonably acceptable to the Assignee within three (3) business days of such payment.

1.3	Upon payment of the Payment Amount, the Assignee shall assume all of the Assignor’s rights and benefits in respect of the Promissory Note then being transferred evidenced by the Replacement Note and shall assume all of the Assignor’s duties and obligations thereunder.

2.	Representations and Warranties of the Assignor. As of the date hereof the Assignor hereby represents and warrants to the Assignee the following:

2.1	The Assignor holds its right in Assigned Amount not yet purchased hereunder free and clear of all mortgages, pledges, restrictions, liens, charges, encumbrances, security interests, obligations or other claims.

2.2	The Assignor has all requisite power and authority to enter into and perform this Agreement and to consummate the Assignment contemplated pursuant to the terms of this Agreement. Upon execution and delivery hereof, this Agreement shall be a legal, valid, and binding agreement of the Assignor, enforceable against the Assignor in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights and by general principles of equity.

2.3	There are no claims, actions, suits, or proceedings pending or threatened against the Assignor, which, if determined adversely to the Assignor, would materially and adversely affect the Assignor’s ability to perform its obligations under this Agreement.

2.4	No consent, approval, or agreement of any individual or entity is required to be obtained by the Assignor in connection with the execution and performance by the Assignor of this Agreement or the execution and performance by the Assignor of any agreements, instruments, or other obligations entered into in connection with this Agreement.

2.5	The Assignor has taken no action, and has no knowledge of any action that would give rise to any claim by any person for brokerage commissions, finder’s fees, or similar payments relating to this Agreement or the transactions contemplated hereby.

2.6	The Assignor is not, and for a period of at least ninety (90) days prior to the date hereof or prior to the date of any Note Sale has not been, the beneficial owner of more than 9.99% of the outstanding stock of the Company or an “Affiliate” of the Company, as that term is defined in Rule 144 of the Securities Act of 1933, as amended (the “1933 Act”).

3.	Representations and Warranties of the Assignee. As of the date hereof the Assignee hereby represents and warrants to the Assignor the following:

3.1	The Assignee understands that the Assignor is entering into this Agreement and effectuating the transactions set forth herein in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Assignor is relying in part upon the truth and accuracy of, and the Assignee’s compliance with, the representations, warranties, agreements, acknowledgments, and understandings of the Assignee set forth herein in order to determine the availability of such exemptions and the eligibility of the Assignor to complete the Assignment and to sell the Assigned Amount to the Assignee.

3.2	The Assignee has all requisite power and authority to enter into and perform this Agreement and to consummate the Assignment contemplated pursuant to the terms of this Agreement. Upon execution and delivery hereof, this Agreement shall be a legal, valid, and binding agreement of the Assignor, enforceable against the Assignee in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights and by general principles of equity.

3.3	There are no claims, actions, suits, or proceedings pending or threatened against the Assignee, which, if determined adversely to the Assignee, would materially and adversely affect the Assignee’s ability to perform its obligations under this Agreement.

3.4	No consent, approval, or agreement of any individual or entity is required to be obtained by the Assignee in connection with the execution and performance by the Assignee of this Agreement or the execution and performance by the Assignee of any agreements, instruments, or other obligations entered into in connection with this Agreement.

3.5	The Assignee has taken no action, and has no knowledge of any action taken by any other person and/or entity that would give rise to any claim by any person/entity for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transactions contemplated hereby.

3.6	The Assignee is not, and for a period of at least ninety (90) days prior to the date hereof has not been, an “Affiliate” of the Company, as that term is defined in Rule - 144 of the 1933 Act.

3.7	The Assignee is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D of the 1933 Act. The Assignee can bear the economic risk of its investment in the Promissory Note and the shares of Common Stock issuable upon conversion thereafter (the “Securities”), and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Securities.

3.8	The Assignee understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

3.9	The Assignee is purchasing the Securities for its own account, in the ordinary course of its business, for investment purposes only and not with a view to distribute towards, or for resale in connection with, the public sale or distribution of all or any part thereof except pursuant to sales registered or exempted under the 1933 Act; provided, however, nothing set forth in this Section 3.9 shall prohibit the Assignee from selling any portion or all of the Securities.

4.	Legal Fees. The Assignor shall be responsible for paying $2,000 to its legal counsel for preparation of this Agreement.

5.	Irrevocable Transfer Agent Instructions. In connection with the Note Sale, the Company agrees to deliver to Assignee irrevocable transfer agent instructions signed by the transfer agent of the Company and the Company in a form acceptable to Assignee, providing for, among other matters, the irrevocable reservation of shares of common stock of the Company equal to the Reserved Amount (as defined in the Replacement Note).

6.	Parties Bound. Each of the Assignor and the Assignee hereby accepts the foregoing assignment and transfer and party promises to be bound by and upon all the covenants, agreements, terms, and conditions set forth therein.

7.	Benefit and Assignments. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that no party, except the Assignee, shall assign or transfer all or any portion of this Agreement without the prior written consent of the other party, and any such attempted assignment shall be null and void and of no force or effect.

8.	Jurisdiction and Venue. The Parties agree that this Agreement shall be construed solely in accordance with the laws of the State of Nevada, notwithstanding its choice or conflict of law principles, and any proceedings arising among the Parties in any matter pertaining or related to this Agreement shall, to the extent permitted by law, be heard solely in the State and/or Federal courts located in New York, New York.

9.	Headings. The paragraph headings of this Agreement are for convenience of reference only and do not form a part of the terms and conditions of this Agreement or give full notice thereof.

10.	Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.	Entire Agreement. This Agreement contains the entire understanding between the parties, no other representations, warranties or covenants having induced either party to execute this Agreement, and supersedes all prior or contemporaneous agreements with respect to the subject matter hereof. This Agreement may not be amended or modified in any manner except by a written agreement duly executed by the party to be charged, and any attempted amendment or modification to the contrary shall be null and void and of no force or effect.

12.	Counterparts. This Agreement may be executed in any number of counterparts by original, facsimile or email signature. All executed counterparts shall constitute one Agreement not withstanding that all signatories are not signatories to the original or the same counterpart. Facsimile and scanned signatures are considered original signatures.

13.	Modification. This Agreement may only be modified in a writing signed by all Parties.

14.	Hold Harmless. The Company hereby agrees to fully defend, indemnify and hold the Assignor and the Assignee harmless from any and all claims related to this Agreement.

[Signature page(s) follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

BHP CAPITAL NY INC,

By:	/s/ Bryan Pantofel
Name:	Bryan Pantofel
Title:	President

PLATINUM POINT CAPITAL LLC

By:	/s/ Brian Freifeld
Name:	Brian Freifeld
Title:	Managing Member

The Company hereby acknowledges and accepts the terms and conditions of the Assignment of the Promissory Note and the issuance of the Replacement Note in an amount equal to the Assigned Amount:

DIGERATI TECHNOLOGIES, INC.

By:	/s/ Arthur L. Smith
	Name:	Arthur L. Smith
	Title:	President/Chief Executive Officer

EXHIBIT A

PROMISSORY NOTE

EXHIBIT B

REPLACEMENT NOTE

EXHIBIT C

WIRING INSTRUCTIONS

Bank: Citi bank

Bank Address: 3rd Avenue and 42nd Street Branch, New York, NY 10017

Account Name: BHP Capital NY, Inc

Routing (Wires): 021000089

Account Number: 6783760651